AIG Annuities
Address mail to:
Annuity Service Center
Regular Mail
P.O. Box 15570
Amarillo, TX 79105-5570
Overnight Mail
1050 North Western Street
Amarillo, TX 79106-7011
1-800-445-7862
Extended Legacy Program Guide
What is the Extended Legacy Program?
The Extended Legacy Program is a death claim settlement program that provides claimants of Polaris variable annuities the opportunity to defer the distribution of claim proceeds while retaining full discretionary access to them.
Extended Legacy Program
There are two options for this program.
Option 1 This option enables the claimant to defer taking a full distribution until December 31st of the year containing the fifth anniversary of the deceased’s death. Any amounts remaining in the account as of that date will automatically be distributed to the claimant. The claimant may take discretionary distributions of up to 100% of the current value of the death claim proceeds at any time during the five year period.
Option 2 This option enables the claimant to receive annual required minimum distributions, generally over the claimant’s life expectancy, beginning no later than December 31st of the year following the year of the deceased’s death. The claimant may take discretionary distributions of up to 100% of the current value of the death claim proceeds at any time.
Both options have tax implications that should be considered before making a decision. We recommend that you discuss your situation with a tax professional.
Program Availability
The Extended Legacy Program is available to claimants of products listed on page 2. One or both options referenced above may not be available to certain claimants. Please review the Variable Annuity Death Claim form (SA2200POS, U2200POS in NY) for additional information. Contact our Annuity Service Center at (800) 445-7862 for information regarding availability.
How Do I Use This Guide?
If you elect the Extended Legacy Program, the applicable fees, features and investment options available to you may differ from the fees, features and investment options available to the original deceased Owner.
To review the applicable fees, features and investment options available to you:
1. Identify the product to which you are a claimant. The product name can be found in the upper-right corner of the deceased’s last quarterly statement. If this same product name is in the list of products on page 2 of this guide, you are eligible for the Extended Legacy Program. If this product name is not in this list, this program is not available to you. Contact our Annuity Service Center if you need assistance.
2. Review the Variable Portfolio investment options available to you. Refer to the product prospectus you received with this Guide that lists the investment options available to you. Additional information regarding the investment options can be found in the fund prospectus available at aig.com/annuities or through our Annuity Service Center. You will be mailed a copy of the fund prospectus for the available investment options if you elect the Extended Legacy Program.
3. Write your investment allocation instructions on the Death Claim form. Indicate your investment allocation instructions on page 10, Section I, of the Variable Annuity Death Claim form.
4. Review the product prospectus disclosure. The product prospectus you received with this Guide includes important information about the administrative features available to you. Please review the sections of the prospectus related to Investment Options, Transfers, Dollar Cost Averaging, Systematic Withdrawal, Automatic Asset Rebalancing Program, Extended Legacy Program, Separate Account Expenses, Taxes and Other Information.
Variable annuities issued by American General Life Insurance Company or, in New York, by The United States Life Insurance Company in the City of New York, NY.
EXTLEGGEN.8 Rev. 7.15

Extended Legacy Program Guide

Page 2 of 2

Fees Associated With the Extended Legacy Program

<table>
<tr><th colspan="3">Product Issued to Deceased</th><th>Separate Account Charge[1]</th><th>Contract Maintenance Fee[2]</th></tr>
<tr><td colspan="3">For all of the following products listed below, refer to the product prospectus sent to you with this Guide for a list of available investment options.</td><td rowspan="17">1.15%</td><td rowspan="17">$35</td></tr>
<tr><td>American Pathway</td><td>Polaris Choice II</td><td>Polaris Retirement Protector NY</td></tr>
<tr><td>Polaris</td><td>Polaris Choice III</td><td>Seasons</td></tr>
<tr><td>Polaris NY</td><td>Polaris Choice III NY</td><td>Seasons Advantage</td></tr>
<tr><td>Polaris Rewards NY</td><td>Polaris Choice IV</td><td>Seasons Advisor</td></tr>
<tr><td>Polaris II</td><td>Polaris Choice IV NY</td><td>Seasons Advisor II</td></tr>
<tr><td>Polaris II NY</td><td>Polaris Platinum</td><td>Seasons Advisor III</td></tr>
<tr><td>Polaris II Rewards</td><td>Polaris Platinum Rewards</td><td>Seasons Elite</td></tr>
<tr><td>Polaris II Rewards NY</td><td>Polaris Platinum II</td><td>Seasons Preferred Solution</td></tr>
<tr><td>Polaris Advantage</td><td>Polaris Platinum II Rewards</td><td>Seasons Select</td></tr>
<tr><td>Polaris Advantage NY</td><td>Polaris Platinum III</td><td>Seasons Select II</td></tr>
<tr><td>Polaris Advantage II</td><td>Polaris Platinum III NY</td><td>Seasons Select II Rewards</td></tr>
<tr><td>Polaris Advisor</td><td>Polaris Preferred Solution</td><td>Seasons Triple Elite</td></tr>
<tr><td>Polaris Advisor III</td><td>Polaris Preferred Solution NY</td><td>WM Diversified Strategies</td></tr>
<tr><td>Polaris America</td><td>Polaris Protector</td><td>WM Diversified Strategies III</td></tr>
<tr><td>Polaris Choice</td><td>Polaris Protector Rewards</td><td>WM Diversified Strategies III NY</td></tr>
<tr><td>Polaris Choice NY</td><td>Polaris Retirement Protector</td><td>FSA Advisor</td></tr>
</table>

[1]The Separate Account Charge is deducted from the average daily ending net asset value allocated to the Variable Portfolios. For more information, please see the product prospectus.

[2]A $30 contract maintenance fee applies to certain contracts originally issued in New Mexico, New York and/or North Dakota. The contract maintenance fee will be waived if your account value exceeds $50,000 on each anniversary following your election of the Extended Legacy program.

EXTLEGGEN.8